Filed Pursuant To Rule 433

Registration No. 333-278880

October 8, 2025

X/Twitter Post:

Live Address: https://x.com/PeterMintzberg/status/1975944970021515441

Tweet 1:

Staking is now *live* in grayscale spot eth ETFs… first direct staking spot crypto ETFs in US. Stamford, Conn., Oct 06, 2025 (Globe newswire) grayscale investments, the world’s largest digital asset-focused investment platform*, today announced a major industry first: Grayscale Ethereum Trust ETF (Ticker: ETHE) Grayscale Ethereum Mini Trust ETF (Ticker: ETH) have become the first U.S.-listed spot crypto ETPs to enable staking. Grayscale also revealed that Grayscale Solana Trust (OTCQX: GSOL) has activated staking, giving investors one of the only ways to access SOL staking through a traditional brokerage account. Pending regulatory approval of GSOL’s uplisting as an exchange traded product, it is expected to become one of the firs spot Solana ETPs with staking.

Tweet 2:

ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds. An investment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets. ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ETHE, ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. GSOL is speculative and entails significant risk, including the risk that an investor could lose their entire investment. The Solana protocol was relatively recently conceived and its particular underlying technological mechanisms may not function as intended, which could have an adverse impact on the value of SOL, respectively, and an investment in GSOL. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of ETHE and ETH. Grayscale Securities, LLC is the distributor of GSOL.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.